Exhibit 5.1

[Blank Rome Letterhead]

Phone:	215.569.5500
Fax:	215.569.5555
Email:	blankrome.com

September 2, 2005

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ 08034

Re:  Commerce Bancorp, Inc.
            Registration Statement on Form S-4
Gentlemen:

We have acted as counsel to Commerce Bancorp, Inc. (the “Company”) in connection with the Registration Statement on Form S-4 to be filed on September 2, 2005 by the Company pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), relating to the issuance of up to 3,325,486 shares of common stock, $1.00 par value per share, of the Company (the “Shares”) in connection with the proposed acquisition of Palm Beach County Bank by the Company. This opinion is furnished pursuant to the requirements of Items 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (1) the Certificate of Incorporation of the Company as amended; (2) the By-laws of the Company, as amended; (3) resolutions adopted by the Company’s Board of Directors relating to the transactions contemplated by the Registration Statement; and (4) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of New Jersey.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP